EXHIBIT 8



PETAQUILLA MINERALS LTD.
[B.C. corporation]
30.0%
AZUERO MINING DEVELOPMENT, S.A. [Panama corporation]
AZUERO MINING (BVI) S.A. [BVI corporation]
IBERIAN RESOURCES CORP. [B.C. corporation]
SULFUROS COMLEJOS ANDLUCIA MINING S.L. [Spain corporation]
ALMADA MINING S.A. [Portugal corporation]
CORPORACION RECURSOS IBERIA S.L. [Spain corporation]
– holds Lomero-Poyatos property
ADRIAN RESOURCES (BVI) LTD. [BVI corporation]
PETAQUILLA MINERALS, S.A. [Panama corporation]
PETAQUILLA INFRAESTRUCTURA LTD. [BVI corporation]
PANAMA DESARROLLO DE INFRAESTRUCTURAS, S.A. [Panama corporation]
PETAQUILLA SECURITY, S.A. [Panama Corporation]
PANAMA CENTRAL ELECTRICA, S.A. [Panama Corporation]
47.78%
PANAMANIAN DEVELOPMENT AND INFRASTRUCTURE LTD. [B.C. corporation]
Petaquilla Concession Lands
- non-Ley Petaquilla concession lands
- non-Rio Belencillo concession lands
- non-Rio Petaquilla concession lands
- Petaquilla concession lands held by Petaquilla Minerals, S.A. include Oro del Norte, La Esperanza, Santa Lucia, San Juan, and Oro del Sur concessions
COMPANIA MINERA BELENCILLO, S.A. [Panama corporation]
- Rio Belencillo Concession lands
- Rio Petaquilla Concession lands
- These concession lands are subject to the Gold Dragon Capital Management Ltd. option agreement
- Gold Dragon has exercised their option on these Lands and is required to pay PTQ by way of Gold Dragon shares which will result in PTQ owning 20% of Gold Dragon
- Payment by Gold Dragon cannot be "closed" until PTQ is in a position to deliver title to the Lands
PETAQUILLA GOLD, S.A. [Panama corporation]
– holds the Molejon property interest & other potential gold deposits within the Ley Petaquilla Concession lands]
INSTITUTO PETAQUILLA, S.A. [Panama corporation]
BRIGADAS VERDES, S.A. [Panama corporation]
AQUA AZURE, S.A. [Panama corporation]
PETAQUILLA INFRAESTRUCTURA, S.A. [Panama corporation]
50.2%